Exhibit 99.1
RETAIL VENTURES, INC.
1st QUARTER ENDED APRIL 29, 2006 OPERATING RESULTS
06/07/2006 — 4:15 P. M. EASTERN TIME
     OPERATOR: Good afternoon. Welcome to the Retail Ventures Inc. first quarter results call. As a reminder all lines will be in listen only mode and we will conduct a Q&A session at the end of the call. If you need technical assistance during the call please press *0 to speak with an operator. At this time I’d like to turn the call over to Mr. Jim McGrady so that we may begin the call.
     Jim.
     MR. JIM MCGRADY: Thank you Russ.
     With me on the phone is Heywood Wilansky our CEO. Again good afternoon everybody and welcome to our discussion of RVI’s first quarter fiscal 2006 operating results. Before I begin I would like to restate to you the Company’s policy with respect to forward looking information pursuant to the private securities litigation format of 1995. The statements made in the course of this call that are not purely historical such as statements regarding the company’s or management’s intentions, expectations or projections of the future are forward looking statements. Actual results could materially differ from those forward looking statements. Factors that could cause or contribute to such differences include but are not limited to the factors and risks discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28th, 2006 and the Form 10-Q that we’ll be filing for the period ended April 29th, 2006; also the other reports filed from time to time by the company with the Securities and Exchange Commission. Any forward looking statements made during this call are based on information presently available to the Company and we assume no obligation to update any such forward looking statements.
     As you know today we announced a first quarter net loss of 59.6 million dollars or a $1.45 per diluted share. This is compared to a net loss of 11.5 million or $0.32 per share on a diluted basis in the prior year. The first quarter includes this year a non-cash accounting adjustment of 59.4 million dollars of expense related to the modification and the issuance of the warrants last year. No tax benefit has been recognized in connection with this charge. If we were to adjust for this charge through our P&L our non-GAAP net loss would be $200,000 and we would have a flat earnings per share to report.
     Total sales for the first quarter increased 41.5 million dollars or 6.1% to 721.5 million from 680 million dollars last year. Comp store sales for the quarter increased 3.5% and were positive in each business segment. Comp sales by segment were Value City 2.5%, DSW 4.2% and Filene’s Basement 4.6%. The increase in comparable store sales at Value City is comprised of increases in men’s, women’s, jewelry and shoes of 10.5%, 12.1%, 3.6% and 7.1% respectively. There were decreases in comparable sales of non-apparel hard lines and children’s of 11.4% and 10% respectively. DSW sales were 316.5 million dollars, a 12.3% increase in a quarter which includes a net increase of 27 stores and ten non-affiliated shoe departments. The merchandise categories of men’s, women’s, athletics and accessories had increases of 1.7, 5.5, 3.2 and 3.1% respectively. Filene’s Basement sales increased 4.4% for the quarter to 90.6 million dollars. This includes a net decrease of one store over the prior year period and a comparable store sales increase as I mentioned earlier of 4.6%. The merchandise categories of men’s, ladies’, children’s and jewelry had comparable sales increases of 4.5, 1.1, 9.7 and .3% respectively.
     Total gross profit in the quarter increased 22.2 million dollars to 290.6 million. In the first quarter gross profit as a percent of sales increased 80 basis points to 40.3% from the previous year’s quarter of 39.5%. The increase in the overall gross margin is attributed to comparable margin results at the Value City and Filene’s Basement segments. Gross profit as a percent to sales by segment were; Value City 38.3, DSW 43.5 and Filene’s Basement 35.9.
     Value City’s overall margin rate increase is attributable to improved initial mark-ups and departments converted to the new merchandising strategy that focuses on a larger presentation of brand name merchandise, a timely seasonal presentation and better assortments at compelling prices. The segment also incurred fewer markdowns related to merchandise changes as compared to the prior year’s comparable quarter.
     At DSW the gross profit increased 14.6 million to 137.6 million during this quarter. The decrease in rate as a percentage of sales at DSW is attributable to increased markdowns partially offset by an increased initial mark-up and a reduction in the internal shrink accrual rate compared to the prior period.
     Filene’s Basement gross profit increased by 4.6 million dollars which is attributable to increased IMU’s and a decrease in markdowns from the prior year’s rate due to reduced fall clearance merchandise that we carried over and some markdowns in the previous year.
     SG and A, for the first quarter ended April 29th, 2006, decreased by 1.8 million dollars to 277.5 million and as a percentage of sales decreased from 41.1% to 38.5%. The 27 new DSW stores and ten new non-affiliated leased shoe departments added approximately 6.4 million dollars and $300,000 respectively to our SG and A line while the one new Filene’s Basement store that we have not yet opened had pre-opening costs of about $600,000 in the first quarter. Pre-opening costs decreased by a total of about 1.3 million dollars during the quarter compared with the three months last year. Also you may recall during the three months ended April 30th, 2005 we recorded a 6.5 million dollar charge related to the theft of credit card and other purchase information from a portion of our DSW customers.
     Value City and Filene’s Basement improvements in SG and A as a percentage of sales are primarily a result of fixed costs in occupancy and salaries being leveraged against the improved current period sales. Pre-opening costs decreased in Filene’s Basement by approximately $700,000 during the first quarter of 2006 compared with the prior year. SG and A as a percent to sales by division was Value City 41.7, DSW 34.7, Filene’s Basement 42.5. As you also note, as we discussed earlier, we recognized a non-cash expense of 59.4 million in the first quarter representing the change in the fair value of the conversion and term loan warrants. This charge has been classified as a decrease to the Value City operating profit.
     Operating profit by division for the first quarter at Value City was a negative 69 million dollars. If adjusted for the 59 million dollars of warrant expense that’s in there that was a negative 9.6 million dollars. DSW was 27.9 million and Filene’s Basement was a negative 3.6. If we take a look at these numbers and compare them to the prior year Value City’s operating loss was 16.7 million, DSW was a profit of 15.1 million and Filene’s Basement was negative 7.8 million.
     As we take a look at our interest expense line for the quarter it decreased by 7.1 million dollars to 2.5 million. The decrease is due primarily to a decrease of 165.5 million in average borrowings during the three months compared to the three months of last year and a decrease in our weighted average borrowing rate of approximately 1.6%.
     Our effective tax rate for the first quarter of 2006 was a negative 12.4% as compared to 39.9% through the three months of last year. The negative tax rate reflects the impact of the change in fair value on the mark to market accounting for the warrants which are again not tax deductible.
     Turning to our balance sheet, inventory totaled 541.7 million dollars at the end of the first quarter compared to 541.6 million at the same time last year. Net working capital was 289.9 million compared to 247.8 million in the prior year. Our current ratios were 1.1 and 1.61 respectively. For the two years, adjusting for the warrant liability included in current liabilities, working capital would have been 410.8 million dollars with a current ratio of 1.92.
     Net cash used for capital expenditures was approximately 6.9 million dollars this year while depreciation and amortization for the year totaled 13.8 million dollars. During this year capital expenditures including non-cash additions included 1.9 million dollars for new stores, 7 million dollars for improvements in existing stores, $500,000 for office and warehousing and 1.6 million dollars for IT equipment and upgrades to new systems. The primary decrease in capital expenditures is due to the decrease in new store openings during the three month period of this year compared with the three months of last year. EBITDA in the first quarter was a negative 35.7 million dollars versus a positive 5 million dollars last year. Again if we were to adjust for the warrant charge EBITDA for the quarter would have 23.7 million dollars positive.
     Consolidated availability under a secured revolving credit facility at the end of the quarter was 220.1 million dollars. Presently our current consolidated availability is 196 million dollars which is comprised of 61 million dollars under the RVI revolver and 135 million dollars for the DSW revolver.
     That concludes the review for the first quarter.
     If we look forward to the balance of fiscal 2006 we are confirming our previous estimates that we believe comp store sales at Value City and Filene’s will be in the low single digit range and we do expect to see a margin improvement in both divisions of approximately 50 basis points. We also expect to see leverage from our sales improvements and expense reductions that we’re implementing throughout the organizations. We would expect to see SG and A to decline somewhere in the 50 to 75 basis point range at Value City and see a small improvement at Filene’s Basement. Operating profit for Value City and Filene’s Basement on a combined basis is expected to be somewhere in the area of a negative 1% to a positive 1%. I won’t go any further than this at this point in time because it’s very difficult to make an estimation of the change in the value of the warrants and also, as I pointed out, that change in value very heavily influences our tax rate.
     As another matter in mid-May we filed a registration statement for the issue of Mandatorily Exchangeable Notes. These are also known as PIES. This filing is presently under review by the SEC and we are awaiting comments if any. The PIES will be exchanged into DSW shares presently owned by RVI. Details of the filing are on the Edgar website for RVI. We do not expect the issuance of the note to be accretive to operations in fiscal 2006; however we do expect a positive impact in all future periods.
     Tomorrow we will be filing our first quarter 2005 form 10-Q.
     At this point I would like to turn the call over to Heywood for comments.
     MR. HEYWOOD WILANSKY: Thank you Jim and hello everybody. First of all I guess we’re going to try to figure out when we do these calls how to maybe have an hour between when we release our release and the actual call to give you more time to kind of peruse it in advance. So I apologize for the shortness of the time period you had to get up to speed.
     I want to expand a little bit on what Jim had to say although frankly Jim has talked about a lot of the things I would normally talk about. At DSW they had their earnings call yesterday. We’re not really going to talk much about them. They’ve had their call and it was quite a positive reaction to the results that they had achieved. In Value City we’re actually pretty pleased with what’s going on. As I’ve told everyone in the past we’re going to try to be more specific about what’s happening on a family of business basis to give you an idea of what’s working based upon the change of strategy and the implementation of that. So for the first quarter in Value City they had a 2.5%

comp overall which I think was quite pleasing to most people who thought we would do worse than that.
     But the important things to look at are what happened on a family of business basis. So in the men’s business, men’s picked up over 10% comp for the first quarter and that’s a significant number. Some of the highlights in men’s basics, you know socks and underwear they picked up 2.5%; not a particularly exciting area. Pants and jeans and shorts were kind of flat for the first quarter, but sport shirts were up 16%. That’s where the fashion starts to come in. In men’s shirts, a lot of fashion, that picked up 40%. Young men’s, also a fashion area, picked up 15%. Big and tall, we tried to become more fashionable in big and tall areas. They were up 17%. Dress shirts, ties and accessories kind of 3% increase; not very exciting. In men’s clothing, which includes suits and outerwear, a 20% increase for the first quarter so a very good performance on the men’s businesses which started turning around last October and is continuing in that vein.
     In the ladies accessories business; that area picked up over 26% on a comp basis in the first quarter; so a continuation of a very hot trend and it’s been trending that way for at least six months. We’re very positive and pleased with what happened there. Part of the change in the business related to the change out of fixturing to better present accessories to make the handbag department look much more appetizing to the customer, they seem to really respond to it. In ladies apparel, another big area for us, we picked up over 12% comp for the first quarter. And some of the highlights in ladies apparel — in swimwear we picked up 20% in the quarter. In ladies suits and dresses we picked up 6%. In juniors we picked up just about 10% on a comp basis. In misses tops which included both blouses and knitwear we picked up about 20% and related separates and also active sports we picked up 19% comp. In large size, women’s size, we picked up only 2% comp; that business not as fashion driven currently for us as we would like it to be. In better sportswear all the better goods we put into the store we picked up about 30% comp in the first quarter so again a very strong reaction.
     In intimate apparel, we still haven’t figured that out. We dropped 11% comp for the first quarter. We’re not happy with it. We’re still working on it and we anticipate that we will be right for fall. We still have lots of things to do there.
     In kids we dropped 10% comp and in kids we’ve had a problem for a long period of time. The difference here though is, that in kids, the gross margin was up 800 basis points over the previous year. So last year while we did much more business we gave it away. We’ve actually made the margin dollars in kids doing a lot less business as we try to get that business healthy on a go forward basis and we’re anxious to look at the back to school period to see if we’ve made the progress we expect to make.
     The home store dropped a little less than 9% comp. A lot of that has to do with the businesses we jettisoned in August of last year. We’ve talked of the fact we’ve given up about 60 million dollars in businesses that no longer exist in the company; about half in fall of 2005, half in spring of 2006. We’ve only got about a million dollar overlap in August and September to get past and then we’re kind of free and clear against the businesses we’ve given up. As we re-mix the home businesses in what we call VCM, which included the businesses we gave up, that area dropped 35% in comp but domestics and textiles as we changed the inventory to a better quality, more focused assortment, they picked up over 1% in the first quarter. Housewares dropped 3%. They have some business pieces that they’ve given up.
     In seasonal, which included summer furniture and products of that category, we’ve picked up 15% in the quarter. In towels where we were able to attract the key guy from Bed, Bath & Beyond to join us — He’s made a difference already — Towels went from a negative to a plus 1% comp for the quarter. And in what I call home décor and giftware, an area of growth for us and we’re putting a lot of money behind on a go forward basis we picked up 11% comp as well as in flooring which included both area rugs and hard flooring. We’ve picked up 10% comp as well. In general merchandise, which includes a lot of the goods we gave up, we dropped 99% and that’s hence why the home business looks as bad as it does. We think that when we get to August you’re going to start seeing positive comps there. Footwear had a positive comp of 7% for the quarter and jewelry and cosmetics combined picked up 10% in the quarter.
     So a lot of positives in the areas we’ve attacked. Nothing has changed from what we’ve thought about. We still have three businesses to fix; home, kids and intimate apparel. We think home is right starting in August. We hope kids is right for the back to school period and intimate apparel we’re still working on. In other elements there when you look at it we have Value City stores broken up into 24 markets and in the first quarter we had six negative comps and 18 positive comps on a by-market basis. That’s a big change from where we had been where we had a dominant number of markets being negative and the ones that are negative were at negative one, negative one, negative two, negative one, negative one. So again pretty close to at least a break even in the bad markets as we have it currently and of course a lot of positive markets telling us that the things we’re doing for the most part are working. The game plan we talked about a year ago and six months ago and three months ago we haven’t changed a thing. It’s the same game plan. We’re comfortable with the direction we’ve picked to be moving Value City into the kind of lower mid-tier level. We’re getting a very strong response on the areas we’ve actually touched and fixed for the most part and we’re looking forward to a very strong fall season once home anniversaries all the give-ups that we have started a year ago.
     Interesting thing is in our clubs and credit card business. In 2004 we took 145,000 applications. In 2005 we took 378,000 credit card applications and typically in 2004 the approval rate was down around 40%. As we attract a slightly better class of customers the word gets out the product mix has changed, in 2005 year to date for the first quarter they took 82,000 applications and had an approval of 44,000. In 2006 we’ve taken 100,000 applications and we’ve had 54,000 approved so both 2005 and 2006 approval rate back over 50%; this year so far 54% and that’s a big improvement in approval rates on a historical basis.
     The other thing that we did to try to drive the business was create a loyalty club called V-Plus. If anyone signs up there is no turn-down on it and if you’re a club member you get five mailings a year; one a quarter and one for your birthday. Last year we had no members of this club until October when we started this up. This year now we’ve just passed the one millionth sign-up. So we have the million members of the V-Plus club and they get a mailer a quarter plus one on their birthday. What we’ve had so far as we’ve gotten more into it is the quarterly mailers, we’re getting around a 12% to the offering in that mailer; a very healthy response on that. The birthday mailer we’re getting between 15 and 18% response so an even better return on that direct mail opportunity that we’re doing. So we think if we continue to sign up more members we’ll get more and more people used to shopping with us more frequently. They’ll take the offers, they’ll come into the store and, kind of like DSW, start to become a much bigger share of our business and be able to help drive our sales. I just kind of looked at this; the average market basket for the company is somewhere in that $45.00 range and the average market basket for the V-Plus customer is in the $53.00 range. So a pretty healthy increase in market basket and also an increase of about 12% in units bought at the same time. So this is a critical customer for us to drive our business long-term.
     We continue to be happy with the new staff we’ve put in place. We’ve changed out a significant number of people at Value City and they’re working well together and we’re quite happy with it. Just a brief recap we have a new head of ladies, new head of men’s, new head of home, a new number two of home, a head of visual, the President obviously has changed now, the private brand, the [unintelligible] was changed out, the marketing person, the head of stores, a lot of new people that have been in their jobs for the most part between six months and a year and it takes a while for that to gel and we’re just getting to that point now where everyone is gelling together. So we’re very comfortable and positive with what we’ve done from that piece of it.
     Value City, as I said, we’re going to evaluate Value City’s results once we get past the fall season to understand how many stores respond to the change in direction and merchandise mix. Do we have stores that need to be closed or not? We’ll learn more about that come January as we get through the fall season and we’re open to looking at the results and doing the right thing based upon those results.
     Filene’s Basement continues to be on a good roll. They had 4.6% in comp increases in the first quarter. Accessories were about 2%. Kids was 14%. Intimate apparel was 4%. Home was negative 1%. Men’s was around 4. Retail stocks we’ve told everyone we were going to try to hold that flat. Actually it was flat for the quarter. Bridal, which we continue to drive, is up 13% for the quarter. Ladies apparel is up about 2.5, footwear 6, costume jewelry over 6% and cosmetics over 5%. Some of the highlights in those numbers in men’s, men’s clothing and men’s suits were up about 5%, sport coats up 10%. Again this whole dress-up thing, whether it be at Filene’s Basement or at Value City, both companies seem to be growing well in that category. Dress shirts were plus one, basics plus two, active wear plus five, young men’s plus 59%; a huge increase in young men’s product rally probably a crossover into what we call the lower level of men’s collections and that customer is kind of trading over. And lastly in designer sportswear for men’s up 17%
     In ladies wear the highlights: dresses are plus eight and that’s the first time we’ve had big increases in dresses in a long time. We actually have a new associate buyer handling that for us and that seems to be working well. Juniors was plus 12, ladies knitwear plus 13, ladies swimwear plus 12 so it’s good in both companies and better collections, the premier part of our business, up 10% on a comp basis at Filene’s Basement. We’re staying the course there. We’re comfortable with the direction of Filene’s Basement. We’ve announced we’re opening five new stores this fall and five next year. I believe we’ve signed leases on four out of the five. The fifth is about to happen and that includes a brand new store opening September 12th on Newbury Street in downtown Boston. That’ll be a real eye opener and a shocker for the consumers. We’re also opening at Hunt Valley in Baltimore. We’re opening at Harvard Park in Cleveland. I’m trying to think of the other place. The one that we haven’t signed is actually in Long Island. We’re working on that. We think that it is quite confident that that will happen as well. And then we’ve worked on a number of new stores for next year in some real prime A+ locations.
     Filene’s Basement, it’s got to get to 600 million dollars in volume in order to get to an operating margin that makes sense. We think that the run rate at the end of 2007 with the new stores plus normalized comps of plus 3% between now and then will get us to a run rate of around 600 million dollars and get us into that pocket. Without further ado I put this back to Russ to open this up to any questions that people might have.
     Russ.
     OPERATOR: Okay Heywood. At this time I’d like to open up the call for Q&A. Please press 0-1 on your keypad if you’d like to ask a question. Okay we have a couple of questions. Are you ready to proceed?
     MR. WILANSKY: Yes.
     OPERATOR: Our first question is from David Mann with Johnson Rice. David go ahead with your question.
     MR. DAVID MANN: Yes, thank you. Congratulations on getting back to break even in the first quarter. It’s been a while.
     MR. MCGRADY: Thanks David.

     MR. MANN: I guess my first question Heywood would be going to your comment on the store portfolio, just some of the performance by markets. When you look at those six markets where you saw recovery, but perhaps not as strong as the other 18, can you see some common thread there, number one, and number two, are they responding in a way that you feel good that you may not have too many problems in the fall that you’re going to deal with?
     MR. WILANSKY: You know David there is nothing common about them. The only thing that I haven’t analyzed and probably should look at is how much of the businesses we gave up, what proportion to the total store were those stores? Were they out of proportion versus the chain average? That’s the only thing that might make them somewhat [break in audio].
     MR. MANN: And how many stores are we talking about in those six markets?
     MR. WILANSKY: We had 77 positive comps and we had 36 negative comps including stores that were between zero and minus one and most of the 36 that were negative were between zero and minus one.
     MR. MANN: Okay that’s great. Do you have any new data on your customer in terms of, is your advertising attracting more of what you’d call the mid-tier customer or is your maybe more historical customer just comfortable buying the brand for the prices you’re offering?
     MR. WILANSKY: We don’t have good data at the moment. We have a lot of anecdotal data. I would tell you that we’ve tried some things that were out of character for us to test. One of the things we did is on the home side in electronics. We put in some $2,000 TV’s. Value City never sold TV’s above $300.00. Of course high quality good value but still a $2,000 purchase price and very, very good reaction selling through very, very well. That tells us that that customer is seeing a wow factor and coming in for it and we hope that will continue.
     In the soft lines part of the business we continue to see average prices going up. Ladies average prices continue to go up about 15% so clearly that’s a change. The rest of it is anecdotal feedback from the stores, people we talk to when we go into the stores to visit and just a ton of positive comments back about the quality of the mix as compared to what may have existed 18 months and two years and three years ago.
     MR. MANN: Okay and then one last question if I could. When you look at the gross margin improvement you had in the quarter it was definitely better than the kind of guidance you’re giving for the rest of the year for just the Value City and Filene’s Basement businesses. Given that you’ve had some pretty good traction on sales and you have probably very good visibility on initial mark-up, can you reconcile perhaps a conservative front on the gross margin guidance versus what you just released?
     MR. WILANSKY: Well we’ve said 50 basis points on a combined basis. Value City for the first quarter was up 60 basis points; 38.3 from 37.7. Filene’s Basement was up 3.7% from 32.2 to 35.9. The 32.2 I think was abnormally low last year in the first quarter and so therefore some of it may have been a little make-up. Clearly they might have normalized it more like 34 last year. So you may look at it as a 3.7% improvement. We’re looking at it as a 2% improvement and the 2% improvement in the 600’s there is a little wiggle room in there, but let us get through another quarter before we start to take it to the bank.
     MR. MANN: Very good. Thank you, again.
     OPERATOR: Our next question is from Adam Camoura with Intra Capital. Adam go ahead with your questions.
     MR. ADAM CAMOURA: Two quick questions. One is can you talk a little bit about the use of proceeds that you’re thinking with the PIES and what the opportunities are in terms of debt pay-down and that sort of thing? My second question is we’re a decent chunk or at least a third of the way through the next quarter can you just give us a sense of whether all of these positive trends are continuing?
     MR. WILANSKY: They’re continuing. Basement is doing a touch better, Value City doing a touch worse perhaps but a lot of room still to go in the quarter. You’ve got all of Father’s Day and July summer selling ahead of us. In terms of the proceeds of the PIE I’ll take a quick shot at it and then Jim you’ll finish it up. I think there are several likely uses of the proceeds. First of all to pay down the 50 million dollar traunch which is currently at 10%. The early projections on the PIES might price out in the low sixes so that gives us some benefit there. Also the current revolver is actually higher than that as well so you save some money on the revolver as well. The second piece of it is that upon the completion of this it kind of frees us up from a financial responsibility and accountability to the holders of the traunches so we’re able to be more flexible and do what we need or want to do. It takes away some of their approval rights. And then thirdly it also gives us more liquidity which continues to keep the factor community more comfortable with us so that we don’t have any issues on that side as well.
     MR. MCGRADY: Adam, it’s Jim. Actually a lot of the pricing and things like that are to be determined when we actually get through the SEC review and get towards pricing so a lot of those things are still to be determined. I think that once we get there that definitely we’re going to pay down 49.5 million dollars of that 50 million dollar non-convertible loan that we have outstanding and then the rest of it we’ll apply the proceeds to debt and other corporate issues that we’ve got here.
     MR. CAMOURA: Okay thanks.
     OPERATOR: At this time there are no further questions.
     MR. MCGRADY: Alright thank you everybody. Again I appreciate you listening in and we hope to speak with you real soon.
     MR. WILANSKY: Thank you.
     OPERATOR: Thank you this call has been concluded.
     [END]
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